UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March [30], 2016

Gran Tierra Energy Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-34018	98-0479924
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200, 150-13th Avenue S.W. Calgary, Alberta, Canada	T2R 0V2
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (403) 265-3221

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Information.

On March 30, 2016, Gran Tierra Energy Inc., a Nevada corporation (the “Company”), issued a press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference, announcing that it intends to commence a private offering of convertible senior notes due 2021 (the “Offering”).

In connection with the Offering, the Company made the following disclosures:

●	The Company anticipates amending its credit facility to permit the issuance of the notes in the Offering and to provide for an event of default upon the occurrence of a fundamental change. As a result of the amendment, the Company expects to be limited in its ability to maintain certain cash balances in excess of $35 million while loans are outstanding under the credit facility, and will be required to use such excess cash to prepay outstanding borrowings.

●	The Company’s strategy is to efficiently grow and diversify its portfolio of exploration, development and production opportunities in Colombia and we are seeking opportunities to leverage our financial strength to expand our Colombian operations and asset base. In this regard, we regularly evaluate oil and gas acquisition opportunities in the geographic regions where we operate and are currently in discussions involving such opportunities, some of which involve substantial reserves and production. Although we cannot predict whether or when we will be successful in acquiring additional oil and gas properties in our geographic regions, any such acquisition could be significant. We would expect that any such transaction would be funded with cash on hand, including from the proceeds of this offering, borrowings under our credit facility, the issuance of additional debt securities and/or the issuance of additional equity securities.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. The notes will not be registered under the Securities Act of 1933 or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act of 1933 and applicable state securities laws.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release, dated March 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gran Tierra Energy Inc.

Date: March 30, 2016	By:	/s/ David Hardy
David Hardy
V.P. Legal and General Counsel

EXHIBIT INDEX

99.1	Press Release, dated March 30, 2016.